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                                                                     EXHIBIT 5.2

     [LETTERHEAD OF BEARMAN TALESNICK & CLOWDUS PROFESSIONAL CORPORATION]

                                  June 9, 1995

Barrett Resources Corporation
1125 17th Street
Suite 2400
Denver, CO 80202

Gentlemen and Ladies:

     We have acted as counsel to Barrett Resources Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance of shares of common stock, par value $.01 per share ("Common Stock"), of the Company, in connection with the Agreement And Plan Of Merger dated as of May 2, 1995 (the "Merger Agreement") among the Company, Barrett Energy Inc. (formerly named Vanilla Corporation) ("Barrett Energy") and Plains Petroleum Company ("Plains"). Following a special meeting of stockholders of the Company at which such stockholders will be asked to approve, among other things, an amendment to the Company's Certificate Of Incorporation to increase the Company's authorized Common Stock to 35 million shares (the "Charter Amendment") and subject to receipt of such approval and satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement, Barrett Energy will be merged with and into Plains (the "Merger") and each outstanding share of common stock of Plains will be converted into 1.3 shares of the Common Stock (in the aggregate, the "Shares"), all as more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities And Exchange Commission under the Securities Act of 1933.

     In connection with this opinion, we have examined the form of Charter Amendment. In addition, we have examined, and have relied as to matters of fact upon, such other documents, corporate records and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the original of all such latter documents.

     Based upon the foregoing, and subject to approval of the Charter Amendment by the stockholders of the Company and the filing of the Charter Amendment with the Secretary Of State of the State Of Delaware, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent (i) to be named in the Registration Statement, and in the prospectus that constitutes a part thereof, as attorneys passing upon the validity of the issuance of the Shares on behalf of the Company and (ii) to the filing of this opinion as an Exhibit to the Company's Registration Statement.
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Barrett Resources Corporation
June 9, 1995
Page 2

     This opinion is to be used solely for the purpose of the registration of the Shares and may not be used for any other purpose.

                                       Very truly yours,

                                       /s/ Bearman Talesnick & Clowdus
                                             Professional Corporation

                                       BEARMAN TALESNICK & CLOWDUS
                                        Professional Corporation